EXHIBIT 99.1

PRESS RELEASE ISSUED
SEPTEMBER 4, 2007

♦NEWS♦

FOR IMMEDIATE RELEASE:   Sept. 4, 2007

CONTACT:
Brad Long / Investor Relations                                                   Bevo Beaven, Sr. Vice President/GM
Galaxy Energy                                                                            Warren Laird, Vice President
(360) 332-9821                                                                           CTA Integrated Communications
(800) 574-4294                                                                           (303) 665-4200

Galaxy Energy Enters Discussions Regarding the Sale of a Portion of Its Powder River Basin Assets

Denver, Colo. – September 4, 2007 – Galaxy Energy Corporation (Amex: GAX) and its wholly owned subsidiary Dolphin Energy Corporation have begun discussions with unrelated companies regarding the potential sale of a portion of its leaseholds in the Powder River Basin in Wyoming following a decision by Galaxy and PetroHunter Energy Corporation, a related party, not to further extend their Purchase and Sale Agreement dated December 29, 2006, as amended. Galaxy intends to sell a portion of the Powder River Basin assets with sufficient market value to allow Galaxy to either fully repay or substantially repay its senior debt.

Dolphin owns an average 86% working interest in 197 oil and gas wells in the Powder River Basin.  Twenty-two wells are currently selling gas at an average rate of about 490,000 cubic feet per day. The remaining wells are in various stages of dewatering, shut-in waiting on pipeline, or waiting to be completed.

Amex Update
In June 2007, Galaxy submitted a plan to the American Stock Exchange (Amex), to advise Amex of action the company has taken, or will take, that would bring Galaxy into compliance with all of Amex’s continued listing standards. These actions included an agreement for proposed sale of Galaxy’s oil and gas assets in the Powder River Basin to PetroHunter Energy Corporation, a related party. The agreement with PetroHunter expired on August 31, 2007 and will not be extended. Galaxy has communicated the new developments to the Amex and will submit a new plan demonstrating how the company intends to regain compliance with the exchange’s continued listing requirements. No assurances can be given that the plan will be accepted by Amex.

About Galaxy Energy
Galaxy Energy Corporation, a development stage oil and gas exploration and production company, focuses its operations in the Powder River Basin of Wyoming and the Piceance Basin of Colorado, in addition to exploration activities in Germany and Romania. Galaxy conducts its exploration activities through two wholly owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd.

Forward Looking Statements
This press release consists of forward looking statements regarding the intent, belief or current expectations of Galaxy and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. Galaxy assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to Galaxy’s filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-K (annual report), 10-Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, www.galaxyenergy.com or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Warren Laird of CTA Integrated Communications at (303) 665-4200, or Tina Cameron, Renmark Financial Communications at (514) 939-3989.

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